UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Soliciting Material Pursuant to §240.14a-12

CERNER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2009
Dear Shareholder:
You are cordially invited to attend the Annual Shareholders’ Meeting of Cerner Corporation (the “Company”) to be held at 10:00 a.m., local time, on May 22, 2009, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.
Details of the business to be conducted at the Annual Shareholders’ Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders. We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed Proxy Card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
Promptly voting by Internet or telephone or returning your Proxy Card in the enclosed postage prepaid envelope will help ensure that as many shares as possible are represented.
Very truly yours,
CERNER CORPORATION

Neal L. Patterson
Chairman of the Board of Directors and
Chief Executive Officer

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117
NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
MAY 22, 2009
TO OUR SHAREHOLDERS:
The Annual Shareholders’ Meeting of Cerner Corporation will be held on May 22, 2009, at 10:00 a.m. local time, at our corporate headquarters, 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, at The Cerner Round auditorium in the Cerner Vision Center, for the following purposes:
1.	The election of two Directors, Clifford W. Illig and William B. Neaves, Ph.D., each to serve for a three year term (see page 37 of the Proxy Statement);

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2009 (see page 38 of the Proxy Statement); and,

3.	Any other business that may properly come before the Annual Shareholders’ Meeting or any adjournment thereof.
These items are more fully described in the following pages, which are made part of this notice.
The holder of record of each share of our common stock at the close of business on March 27, 2009 is entitled to receive notice of and to vote at the Annual Shareholders’ Meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the Annual Shareholders’ Meeting only if the holder is present in person or by valid proxy. The Board of Directors of Cerner Corporation solicits you to sign, date and promptly mail the Proxy Card in the enclosed postage prepaid envelope or to vote your shares by telephone or the Internet, regardless of whether or not you intend to be present at the Annual Shareholders’ Meeting. You are urged, however, to attend the Annual Shareholders’ Meeting.
A copy of our Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed. The Annual Report is not part of our proxy soliciting material.
BY ORDER OF THE BOARD OF DIRECTORS,
Randy D. Sims
Secretary
You may vote your shares by telephone, via the Internet or by mail by following the instructions on your Proxy Card. If you vote by telephone or via the Internet, you should not return your Proxy Card. If you choose to vote by mail, please sign, date and return the Proxy Card in the envelope provided. The Proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may choose to vote your shares in person, and the Proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held on May 22, 2009 – the Proxy Statement and Annual Report to shareholders are available at www.cerner.com under “About Cerner, Investors, Financial Information, Proxy Materials.”

PROXY STATEMENT

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2009 ANNUAL SHAREHOLDERS’ MEETING
MAY 22, 2009
This Proxy Statement, which is being mailed on or about April 17, 2009, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cerner Corporation, a Delaware corporation (the “Company”), for use at the Annual Shareholders’ Meeting of the Company to be held on May 22, 2009, commencing at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any adjournment thereof. Your vote is very important. For this reason, the Board is requesting that you allow your Common Stock to be represented at the Annual Shareholders’ Meeting by the persons named as proxies on the Proxy Card.
GENERAL INFORMATION

Who can vote?	You are entitled to vote your outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”) if our records show that you held your shares as of March 27, 2009, the record date for our meeting. At the close of business on that date, 80,425,931 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?	If your Common Stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. The Proxy Card contains voting instructions.

If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone, over the Internet or in person. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1. By Mail: To vote by mail, you may instruct the persons named as proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the envelope provided. If you mail your Proxy Card, we must receive it before 10:00 a.m. (CT) on Friday, May 22, 2009, the day of the Annual Shareholders’ Meeting.

If you are returning your Proxy Card to Broadridge Financial Solutions, Inc., they must receive it before 10:00 a.m. (ET) on Thursday, May 21, 2009, the day before the Annual Shareholders’ Meeting.

2. By Telephone: You may vote by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 21, 2009. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

In order to vote by telephone, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the telephone voting system, you do not need to return your Proxy Card.

3. By Internet: The Web site for voting is at http://www.ProxyVote.com. You may vote via the Internet 24 hours a day, 7 days a week until 11:59 p.m. (CT) on May 21, 2009.

In order to vote on the Internet, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the Internet voting system, you do not need to return your Proxy Card.

4. In Person: Of course, you can always come to the meeting and vote your shares in person. You can vote by any of the three methods above prior to the meeting and still attend the Annual Shareholders’ Meeting. In all cases, a vote at the Annual Shareholders’ Meeting will revoke any prior votes.

Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number.

How may I revoke or change my proxy instructions?	If you vote your shares, and later desire to revoke or change your vote (prior to the Annual Shareholders’ Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1. Send us another signed proxy with a later date that we receive before 10:00 a.m. (CT) on Friday, May 22, 2009; or

2. Follow the telephone or Internet voting instructions on how to revoke or change your vote by logging in and resubmitting your vote; or

3. Send a letter revoking your proxy to our Corporate Secretary that is received before your Common Stock has been voted by the persons named as proxies at the Annual Shareholders’ Meeting; or

4. Attend the Annual Shareholders’ Meeting and vote your shares in person.

How are votes counted?	The Annual Shareholders’ Meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If a quorum is not present, the Annual Shareholders’ Meeting may be adjourned from time to time until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the Annual Shareholders’ Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by two independent individuals appointed by the Board of Directors as Inspectors of Election.

What is a broker non-vote?	A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Shareholders’ Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal for which the broker or other nominee lacks discretionary authority.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors and ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm even if the broker does not receive voting instructions from you.

May I attend the Annual Shareholders’ Meeting?	If you were a holder of record on the record date, March 27, 2009, you may attend and vote at the Annual Shareholders’ Meeting. If you plan to attend the Annual Shareholders’ Meeting, please indicate this when you vote. If you want to vote in person any shares you hold in street name, you must get a proxy in your name from your bank or broker.

What vote is required?	In an uncontested Director election, an affirmative vote of a majority of the shares voted, in person or by proxy, is required for the election of Directors. Therefore, if you elect to withhold authority to vote for any nominee, such action will be counted as a vote against the nominee; however, if you do not vote for a nominee on your Proxy Card, your vote will not count for or against such nominee. No shareholder may vote in person or by proxy for more than two nominees at the Annual Shareholders’ Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm will be adopted upon the affirmative vote of a majority of the shares voting on the proposal. Abstentions are treated as votes “Against” the proposal.

How does the Board	The Board recommends a vote:
recommend that I vote?
• For all nominees for Director; and

• For the ratification of the appointment of KMPG LLP as the independent registered public accounting firm of the Company for 2009.

Who pays the cost of this proxy solicitation?	The Company is paying the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our Directors, officers and associates (employees), for which they will not be paid.

We have engaged Broadridge Financial Solutions, Inc. as paid solicitors in connection with the Annual Shareholders’ Meeting. Broadridge will be paid to solicit proxies through the Internet, telephone and coordinate all mail votes and distribute proxy materials to nominees, brokers and institutions. The anticipated cost of such services is approximately $40,000.

Who should I call if I have questions?	If you have questions about the Annual Shareholders’ Meeting or voting, please call our Corporate Secretary, Randy Sims, at (816) 201-1024.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held on May 22, 2009 – the Proxy Statement and Annual Report to shareholders are available at www.cerner.com under “About Cerner, Investors, Financial Information, Proxy Materials.”

INFORMATION CONCERNING DIRECTORS
Our Bylaws currently provide for a Board consisting of eight persons, divided into three classes serving staggered terms of three years. On March 2, 2009, it was announced that one of our then-current Directors, Nancy-Ann DeParle, was selected by President Barack Obama to serve as Counselor to the President and Director of the White House Office of Health Care Reform under his administration. As a result, Ms. DeParle submitted notice to us on March 3, 2009 indicating her resignation from her director position on the Company’s Board of Directors, effective March 3, 2009. As a result of Ms. DeParle’s resignation, we currently have seven Board member positions filled and one vacancy in our Class III group of Directors. Our Bylaws provide that the Board of Directors may fill the vacancy created by Ms. DeParle’s resignation or may reduce the number of members on the Board of Directors. The Board of Directors has not yet determined whether to fill the vacancy or to reduce the number of Directors.
The terms of our two Class II directors will expire at this year’s Annual Shareholders’ Meeting (if re-elected, their new terms will expire at the 2012 annual meeting). The terms of the Class I and Class III Directors will expire at the 2011 and 2010 annual meetings, respectively. The Board has determined that all five current non-employee members of the Board are independent directors as required by the Securities and Exchange Commission (SEC) and The NASDAQ Stock Market. The names of the Company’s current Directors and information about them are set forth below.

CLASS I John C. Danforth (Age 72) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee
Mr. Danforth was a Director of the Company from May 1996 through June 2004 when he resigned to serve as Ambassador to the United Nations, where he served from July 2004 through January 2005. Mr. Danforth was re-appointed by the Board as a Director of the Company in February 2005. Mr. Danforth represented the State of Missouri in the U.S. Senate for 18 years until 1995 and served as a Director of The Dow Chemical Company and MetLife, Inc. until June 2004. Mr. Danforth is presently a partner in the law firm of Bryan Cave LLP; an advisory member of the Board of Trustees of Eisenhower Medical Center; serves on the commission on Presidential Debates; serves as a Director of Greenhill & Co., Inc.; and, serves as Chairman of the Danforth Foundation.

Neal L. Patterson (Age 59)	Mr. Patterson has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Patterson has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Patterson also served as President of the Company from March 1999 until August 1999.

William D. Zollars (Age 61) Member of the: • Audit Committee • Compensation Committee	Mr. Zollars has been a Director of the Company since May 2005. He is currently the Chairman, President and Chief Executive Officer of YRC Worldwide, which position he has held since November 1999. Prior to 1999, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars spent time with Eastman Kodak in various executive positions. Mr. Zollars serves on the boards of the following public companies: YRC Worldwide, ProLogis Trust and CIGNA Corporation. Mr. Zollars also serves on the boards of The Midwest Research Institute, National Association of Manufacturers, Business Roundtable, United Way of Greater Kansas City, American Trucking Associations, The Civic Council of Greater Kansas City and The Carlson School of Management at the University of Minnesota.

CLASS II Clifford W. Illig (Age 58)
Mr. Illig has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Illig served as Chief Operating Officer of the Company for more than five years until October 1998 and as President of the Company for more than five years until March 1999. Mr. Illig has served as Vice Chairman of the Board of Directors since March 1999.

William B. Neaves, Ph.D. (Age 66) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee (Chairperson)	Dr. Neaves has been a Director of the Company since March 2001. Dr. Neaves has been President, Chief Executive Officer and member of the Board of Directors of The Stowers Institute for Medical Research since June 2000. For twenty years prior to 2000, he served in succession as Dean of Southwestern Graduate School, Dean of Southwestern Medical School and Chief Academic Officer and holder of the Wildenthal Distinguished Chair in Biomedical Science at the University of Texas Southwestern Medical Center. Dr. Neaves is presently a member of the Board of Directors of the Midwest Research Institute, the Board of Trustees of Washington University in St. Louis and the National Council of the Washington University School of Medicine.

CLASS III Gerald E. Bisbee, Jr., Ph.D. (Age 66) Member of the: • Audit Committee (Chairperson) • Compensation Committee • Nominating, Governance & Public Policy Committee
Dr. Bisbee has been a Director of the Company since February 1988. Dr. Bisbee is President and Chief Executive Officer of ReGen Biologics, Inc. (ReGen), which develops, manufactures and markets orthopaedic tissue repair products worldwide. He has also served as Chairman of the Board on the Board of Directors for ReGen since 1998. Dr. Bisbee was a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002. He was Chief Executive Officer of Aros from December 1989 to November 1997. In June 2002, ReGen and Aros merged. Prior to 1989, Dr. Bisbee was President of the Hospital Research and Educational Trust and also was a faculty member of the Department of Epidemiology and Public Health at Yale University. Dr. Bisbee is also currently a Director of CARE Investment Trust.

Michael E. Herman (Age 67) Member of the: • Compensation Committee (Chairperson)	Mr. Herman has been a Director of the Company since May 1995. He was President of the Kansas City Royals Baseball Club from 1992 to 2000. He was President of the Kauffman Foundation from 1985 to 1990 and Chairman of its Finance and Investment Committee from 1990 to 1999. Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories, Inc. from 1974 to 1990. He is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. Mr. Herman is presently a Director of Santarus, Inc. and Senomyx, Inc.

MEETINGS OF THE BOARD AND COMMITTEES
The Board has established Audit, Compensation and Nominating, Governance & Public Policy Committees. The Board has adopted a written charter for each of these Committees. The full text of each charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site located at www.cerner.com. The Board does not have an Executive Committee. During 2008, the Board held four regular meetings, the Audit Committee held 12 meetings, the Compensation Committee held two meetings and the Nominating, Governance & Public Policy Committee held two meetings. Each current Director attended at least 75% of the total meetings of the Board and the Board committees on which the Director served during the fiscal year.
The Board has determined that all of the current members of each of the Board’s three standing committees are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Exchange Act. Under applicable NASDAQ rules, a Director of the Company will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the following Directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules: Gerald E. Bisbee, Jr., Ph.D.; John C. Danforth; Michael E. Herman; William B. Neaves, Ph.D.; and, William D. Zollars.
Pursuant to the Company’s Corporate Governance Guidelines, all Directors who are up for election are expected to attend the Annual Shareholders’ Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the Annual Shareholders’ Meeting as well. All of our current Directors, including the Directors up for re-election this year, attended the 2008 Annual Shareholders’ Meeting.
The independent Directors generally hold executive sessions at each regularly scheduled Board meeting without management present and may hold additional executive sessions as they determine appropriate.
COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and The NASDAQ Stock Market Marketplace Rules for audit committees. In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board has determined that Gerald E. Bisbee, Jr., Ph.D., the Chairperson of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the SEC.
Compensation Committee
The Compensation Committee’s primary responsibilities are to review and approve our compensation policies and practices, establish compensation for Directors, evaluate our Chief Executive Officer’s performance and establish compensation accordingly, review and approve the total compensation of our Section 16 Officers, review and approve executive Performance-Based Compensation Plan targets and earned payouts and equity stock grants to our Section 16 Officers and adopt and approve major changes in our benefit plans and compensation philosophy.
The Compensation Committee of the Board of Directors is currently comprised of five Directors. Each member of the Compensation Committee is an “independent director” as defined by the NASDAQ Stock Market Marketplace Rules applicable to issuers such as the Company that have shares listed on The NASDAQ Global Select Market. The independence determination is made by the full Board of Directors each May based on all available facts and circumstances of each Director. The “independence” finding is also reviewed and confirmed by the Company’s Chief Legal Officer, Chief Financial Officer and outside counsel.
Compensation Committee membership is reviewed annually by the Company’s Nominating, Governance & Public Policy Committee, which then recommends the Compensation Committee membership to the full Board of Directors. Compensation Committee members are approved by the full Board of Directors each May.
The Compensation Committee meeting dates are reviewed and approved by the entire Compensation Committee, in an effort to ensure attendance; and Compensation Committee agendas are reviewed and approved prior to distribution to the rest of the Compensation Committee by the Compensation Committee Chairperson.
The Compensation Committee has a Charter that is available on the Company’s Web site located at: www.cerner.com under “About Cerner/Leadership/Compensation Committee.” The Charter is reviewed by the Compensation Committee annually in March and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The Compensation Committee’s Charter was last revised in March 2005 and last reviewed, with no amendments recommended, by the Compensation Committee in March 2009. The Compensation Committee’s scope of authority is as set forth in its Charter. The Compensation Committee has further delegated its authority as follows and as approved by the Company’s Board of Directors:
•	Section 16 Insider Equity and Incentive Compensation Subcommittee – this subcommittee of the Compensation Committee is appointed annually and consists of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of 16(b) of the Securities Exchange Act. It has authority to review recommendations and approve equity grants and incentive-based compensation (targets, metrics and payments) of our Section 16 Insiders,

•	Equity-based Grant Policy — Quarterly Administration Subcommittee – this subcommittee of the Compensation Committee currently consists of the Chairperson of the Compensation Committee and has authority to ensure timely administration of the Equity-based Grant Policy for matters that require action between regularly scheduled Compensation Committee meetings. The Equity-based Grant Policy – Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee,

•	Incentive Compensation Plan – Quarterly Administration Subcommittee – this subcommittee of the Compensation Committee currently consists of the Chairperson of the Compensation Committee and has authority to ensure timely administration of the Performance-based Compensation (162(m)) Plan for matters that require action between regularly scheduled Compensation Committee meetings. The Incentive Compensation Plan – Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee,

•	Foundations Retirement Plan Administrative and Investment Committee – this committee currently consists of the Chief Financial Officer, Chief People Officer, Director of Benefits and one other corporate executive named by the first three members. The committee has authority to: i) select, monitor and manage our 401(k) retirement plan’s (the “Plan”) third party administrator, record keeper, custodian and trustee, ii) monitor the Plan’s reporting to the IRS and Department of Labor, the Plan’s ERISA compliance, Plan audits and the payment of Plan expenses, iii) monitor and evaluate disclosures by the Plan to participants and beneficiaries, iv) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage, v) research and recommend Plan amendments, vi) adopt, review and carry-out investment policies and objectives for the Plan, vii) review and select the investment options offered under the Plan, viii) select and monitor the Plan’s investment managers and fund providers, ix) supervise, monitor and evaluate the performance of the investment options offered under the Plan, x) periodically review the Plan’s investment performance as a whole and xi) retain independent outside consultants.

Nominating, Governance & Public Policy Committee
The Nominating, Governance & Public Policy Committee provides assistance and recommendations to the Board, the Chairman and the Chief Executive Officer of the Company in the areas of: i) Board membership nomination, ii) committee membership selection and rotation practices, iii) evaluation of the overall effectiveness of the Board, iv) review and consideration of developments in corporate governance practices and v) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image. The Chairperson of the Nominating, Governance & Public Policy Committee presides at all executive session meetings of the independent Directors.
DIRECTOR COMPENSATION
For the 2008-2009 Board year (May 2008 – May 2009), non-employee Directors received an annual cash retainer of $63,500. In addition, each Committee Chairperson received an additional annual cash retainer of varying amounts as follows: $22,500 for the Audit Chairperson, $12,500 for the Compensation Chairperson and $5,000 for the Nominating, Governance and Public Policy Chairperson. Each member of the Audit Committee (excluding the Chairperson) received an additional annual cash retainer of $10,000. The Directors are not paid meeting fees. All cash retainers as disclosed above are paid in quarterly installments at each Board meeting. During 2008, the sole exception to the payments discussed above was with respect to Mr. Danforth who was entitled to receive $63,500 cash compensation based on the above described annual cash retainer; however, in lieu of cash, Mr. Danforth is compensated in the form of personal use of planes owned by or under contract to the Company, in accordance with our policies on personal use of such aircraft.
Each non-employee Director also receives a grant of restricted stock of the Company for each year of service on the Board. The equity component of the Board compensation package is based on a target dollar amount, not a fixed share amount (in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combination or other changes in the number or type of the Company’s shares outstanding). The target for the equity compensation component of the total annual Board compensation package for the May 2008 to May 2009 Board service period was set at approximately $150,000. In May 2008, pursuant to the Board equity compensation program, 3,300 shares of restricted stock of the Company were granted to each of the then-current directors: Dr. Bisbee, Mr. Danforth, Ms. DeParle, Mr. Herman, Dr. Neaves and Mr. Zollars, respectively. These restricted stock grants will vest in May 2009 at the completion of the one year of Board services for which they were granted, other than Ms. DeParle’s whose restricted stock grant was forfeited when she resigned from the Board in March 2009 as disclosed above.
As of June 2007, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value as discussed above, with a ratable vesting over three years. There were no Directors eligible to receive an initial appointment/election grant of shares of restricted stock in 2008.
In March 2007, the Board approved Stock Ownership Guidelines that apply to the Company’s executive officers and the Board of Directors. The guidelines are further discussed in the Compensation Discussion and Analysis section. As of January 1, 2009, at the annual measurement date, all non-employee Directors were compliant with these guidelines.

The following table contains information regarding the compensation earned by non-employee Directors during 2008.

					Change in
					Pension
					Value and
					Nonqualified
	Fees			Non-Equity	Deferred	All Other
	Earned or	Stock	Option	Incentive Plan	Compensa-	Compensa-
	Paid in	Awards	Awards	Compensation	tion Earnings	tion
Name	Cash ($)	($) (1)	($) (2)	($)	($)	($)	Total ($)
Gerald E. Bisbee, Jr., Ph.D.	84,500	143,241	—	—	—	—	227,741

John C. Danforth	63,500	144,524	—	—	—	—	208,024

Nancy-Ann DeParle	72,250	143,241	—	—	—	—	215,491

Michael E. Herman	73,875	143,241	—	—	—	—	217,116

William B. Neaves, Ph.D.	77,250	143,241	—	—	—	—	220,491

William D. Zollars	72,250	150,520	—	—	—	—	222,770

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 3, 2009, in accordance with FAS 123R of restricted stock awards and thus may include amounts from awards granted in and prior to 2008. As of January 3, 2009, each then-current Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, 3,300; John C. Danforth, 3,300; Nancy-Ann DeParle, 3,300; Michael E. Herman, 3,300; William B. Neaves, 3,300; and, William D. Zollars, 3,300.

(2)	As of January 3, 2009, each Director had the following number of stock options outstanding: Gerald E. Bisbee, 32,000; John C. Danforth, 0; Nancy-Ann DeParle, 13,300; Michael E. Herman, 47,000; William B. Neaves, 40,000; and, William D. Zollars, 0.
AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Audit Committee of the Company is currently composed of three independent members of the Board of Directors (all of whom have been determined by the Board to meet the independence requirements of the SEC and The NASDAQ Stock Market) and operates under a written charter adopted by the Board of Directors. The Audit Committee appoints and retains the Company’s independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting, and management’s assessment of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009 to be filed with the Securities and Exchange Commission.
Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
William B. Neaves, Ph.D.
William D. Zollars

Guidelines of Cerner Corporation’s Audit Committee
for Pre-Approval of Independent Auditor Services
The Audit Committee has adopted the following guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company:
For audit services (including statutory audit engagements as required under local country laws) and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of audit and audit-related services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at either its March or May Audit Committee meeting. The Audit Committee will approve, if necessary, any changes in the terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal with the engagement letter.
For any permissible non-audit services, the independent registered public accounting firm will provide the Audit Committee with a detailed scope of service description and fee range. Each non-audit service must be separately pre-approved by the Audit Committee. Our management and the independent registered public accounting firm will each confirm to the Audit Committee that any non-audit services for which pre-approval is requested are permissible under all applicable legal requirements.
To ensure prompt handling of unexpected matters, the Audit Committee delegates authority to and the Board of Directors formally appoints the Chairperson of the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto. Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will advise our management; our management will request pre-approval for such change in audit, audit-related or non-audit services or fees from the Chairperson of the Audit Committee. The Audit Committee Chairperson will report on all action taken with respect to pre-approval of audit, audit-related or non-audit services and fees to the Audit Committee at the next Audit Committee meeting.  With respect to any such pre-approval of non-audit services, our management and the independent registered public accounting firm will each confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements.
With respect to each proposed pre-approved service, the independent registered public accounting firm will provide sufficient detail in the description to ensure that the Audit Committee (or Chairperson, as applicable) knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the registered public accounting firm’s independence.
The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee.
COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis section set forth below as required by Item 402(b) of Regulation S-K, and, based upon that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
Michael E. Herman
William B. Neaves, Ph.D.
William D. Zollars

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Strategy/Objectives
Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to Cerner. Our compensation program is designed to reward performance, such as attainment of business and individual associate goals, business results, leadership, strong relationships with clients, and is not based on rewarding seniority. We believe that this strategy allows us to attract qualified candidates and maintain a reasonable business model. This compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. Our strategy is to target our pay in aggregate at the median (50th percentile) within our peer group with top performers able to earn within the top quartile (75th percentile). We believe this strategy keeps us competitive in the marketplace.
The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to develop our peer group by analyzing companies whose annual revenue, total shareholder return (one year and three year), market capitalization and business model are similar to that of our Company. The Compensation Committee then reviews and approves use of the recommended peer group. The companies included in our 2008 peer group for compensation comparison were selected based on standard industrial classifications (SIC) and financial measures. The SIC’s used were computer programming services, prepackaged software, computer integrated systems design and computer processing, data preparation and processing services. The financial measures used to obtain information on companies with market capitalization and revenues that were similar to ours were market capitalization of $1 billion to $10 billion and revenues of $770 million to $3.1 billion. The companies included in our 2008 peer group were: Activision, Inc., Acxiom Corporation, Autodesk, Inc., BEA Systems Inc., BMC Software Inc., Caci International Inc., Cadence Design Systems Inc., ChoicePoint Inc., Citrix Systems Inc., Cognos Corporation, Compuware Corporation, DST Systems Inc., Eclipsys Corporation, HLTH Corporation, IMS Health Inc., Mentor Graphics Corporation, Microsystems Inc., Parametric Technology Corporation, Perot Systems Corporation, Scientific Games Corporation, Sybase Inc., Synopsys Inc., THQ Inc. and Verisign Inc. Our peer group changed slightly from 2007 due to the increased range of the market capitalization and revenue financial measures we use each year to reflect the growth of Cerner.

At the beginning of each fiscal year, the Compensation Committee reviews our peer group and the history of all the elements of each executive officer’s total compensation, including base salary, performance-based cash incentive compensation and long-term incentive plan compensation, over each of the past three years in relation to the total compensation and compensation elements of the corresponding executive officers in our peer group. Typically, the Chief Executive Officer (CEO), along with our Chief People Officer (CPO), makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to the CEO. The other executive officers do not participate in executive officer compensation recommendations. The Compensation Committee Chair reviews the peer group comparisons with the CPO and makes compensation recommendations to the Compensation Committee with respect to the CEO. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to total compensation and compensation components for the Company’s CEO and reviews and approves the total compensation and compensation components for the other executive officers.
The Compensation Committee has authority to secure the services of advisers both internal and external to the Company, including the retention of outside consultants to review executive compensation, Board of Director compensation or to perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has worked with our internal resources, such as the CPO and the human resources compensation team, to help it carry out its responsibilities. The Compensation Committee has also engaged Michael S. Kesner, Principal with Deloitte Consulting, an independent compensation consultant, to assist it in fulfilling its responsibility on an as-needed basis. Mr. Kesner is retained directly by the Compensation Committee and has worked with Cerner for approximately eight years. In 2008, Mr. Kesner was engaged to advise the Compensation Committee regarding executive and Board of Directors compensation matters, including competitive pay benchmarking, incentive plan design, performance metric testing, peer group selection, updates on trends in executive and director compensation, review of the Compensation Discussion and Analysis and related tables included in the 2008 Proxy Statement.
Aligning Pay with Performance
During 2008, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide quarterly feedback to executives on their performance and attainment of Company goals. Under this program, executives whose performance was evaluated as being in the bottom 20% of all executives are not generally eligible for pay increases or additional stock option grants. In addition, such executive’s performance-based incentive compensation award, if earned, may be reduced or eliminated due to their performance.
Compensation Elements
Compensation for our executive officers includes: i) base salary, ii) performance-based cash incentive compensation and iii) long-term incentive plan compensation. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. The at-risk component of our executive officers’ compensation in 2009 will increase with our 2009 approach to executive compensation increases discussed below. We provide our executive officers with relatively limited perquisites, which the Compensation Committee believes are reasonable. Our process for allocating between short-term and long-term compensation is to ensure adequate base salary and cash bonus opportunity to attract and retain executives, while providing incentives to maximize long-term value for our Company and our shareholders. We determine the mix of base salary and performance-based cash incentive compensation by balancing the needs of providing adequate guaranteed cash compensation while at the same time providing a meaningful incentive to motivate the executive to achieve the established performance targets. Effective April 1, 2008, the cash compensation package for the Named Executive Officers (NEOs) ranged from 50% to 63% in base salary and 37% to 50% in targeted performance-based cash incentive compensation. Our total compensation package mix for the NEOs in 2008 ranged from 52% to 73% in cash compensation and 27% to 48% in non-cash compensation, which includes equity-related awards. We believe this formula is competitive within the marketplace, appropriate to fulfill our corporate objectives and addresses the goals outlined below under “Long-Term Incentive Plan Compensation.”
     Base Salary. As set forth above, the Compensation Committee reviews peer group data and sets the salary level of our CEO and reviews peer group data and recommendations proposed by the CEO, CPO and human resources compensation team prior to approving the salary of the Company’s executive officers during the first quarter of each calendar year. Salary is based on the duties and responsibilities that each executive officer is expected to discharge during the current year and upon the executive officer’s performance during the prior year.

We also perform external market comparisons for the executive officers, relative to industry-specific peers as disclosed above, based on individual job responsibility. This comparison data helps ensure that the proposed executive officer’s compensation is within reasonable market comparison ranges and in line with our compensation strategy, detailed above.
As discussed in more detail below, the Company and the Compensation Committee have determined that the Company will not provide increases to the base salaries of the executive officers and other executives in 2009, and that the base salaries of executive officers and other executives will remain at the same level as 2008 absent any other unique circumstances warranting the reduction of an individual executive’s base salary such as a role change or performance issue.
     Performance-Based Cash Incentive Compensation. Our Performance-Based Compensation Plan is designed to provide a meaningful incentive on both a quarterly and annual basis to key associates and executive officers and to motivate them to assist in achieving short-term Company goals. Approximately 15% of our associates are eligible for some form of performance-based compensation. These associates are typically sales or executive level associates. Individual payments will vary, depending upon individual performance and, in some cases, business unit operational achievements. We grant such cash incentive bonuses pursuant to a shareholder approved Performance-Based Compensation Plan.
The Performance-Based Compensation Plan is administered by the Compensation Committee, which establishes performance metrics, eligibility and range of incentive amounts. Under the general feature of the plan, for which our executive officers are not eligible, the performance metrics may vary from participant to participant. Adjustments to the performance metrics may be made during the year as appropriate, for example, to take into account unusual or unanticipated Company or industry-wide developments. Final determination of amounts paid to a participant under the general feature of the plan may also be adjusted upward or downward depending upon subjective evaluations by the participant’s executive or manager.
Performance targets are initially developed and recommended by management through our annual financial planning process during the last quarter of the preceding year. The Compensation Committee reviews the performance targets proposed by management for the executive officers to ensure they reflect appropriate business growth and return to our shareholders.
All of our executive officers are eligible to participate under the executive feature of the Performance-Based Compensation Plan. We offer our executive officers participation under the executive feature, because payments made to executive officers under the executive feature qualify for deductibility under Section 162(m) of the Internal Revenue Code. A subcommittee, comprised solely of outside directors as defined under Section 162(m) (the “Incentive Compensation Plan – Quarterly Administration Subcommittee” or the “162(m) Subcommittee”), of the Compensation Committee establishes the targets prior to or at the beginning of the performance period. The measurement of the achievement of such targets can be, and is, determined under pre-established objective formulas. The 162(m) Subcommittee may select metrics such as earnings per share, operating margins, contract margins or other metrics specifically permitted by the executive feature of the plan. The 162(m) Subcommittee selects metrics which it believes will help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to the participants. Once established, the metrics or targets under the executive feature of the plan may not generally be changed. No changes were made to the established targets during 2008. Bonuses awarded to executive officers under the executive feature of the plan may only be adjusted downward, based upon a subjective analysis of the executive officer’s overall performance, from the maximum bonus amount available to such executive officer. The maximum bonus available is 140% of the targeted bonus amount plus the supplemental performance-based cash incentive opportunity (discussed below) based on the highest payout level of the performance metric plus 25% of the targeted bonus amount (excluding the supplemental performance-based cash incentive opportunity) based on the executive officer’s individual performance rating.
The 162(m) Subcommittee approves annual and quarterly executive targets, approves eligible executive officers for the plan, approves the payment metrics for each executive officer, approves any revisions to existing annual and quarterly executive targets and determines whether one or more executive targets have been satisfied, prior to payment by the Company to any executive officer.

For the Company’s CEO, Mr. Patterson, the performance metric during 2008 consisted solely of earnings per share. During 2008, the performance metric for the other executive officers also consisted solely of earnings per share. Earnings per share was chosen as the sole performance metric for all executive officers during 2008 to help drive and ensure business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis.
As a result of the Company’s 2008 performance relative to the attainment of these performance targets, we paid cash bonuses to our NEOs under the Performance-Based Compensation Plan. Aggregate incentives paid to our NEOs in the 2008 fiscal year averaged 86% of the target incentive amount and 52% of the maximum cash incentive opportunity available. The following tables detail the payouts by performance plan metric for our NEOs in 2008 and the related performance plan metric attainment by quarter.

						% Earned
			Results			Relative to	Maximum	% Earned of
			Relative to	Target	Actual	Target	Cash	Maximum Cash
		Performance	Performance	Incentive	Amount	Incentive	Incentive	Incentive
NEO	Performance Metric	Plan Target *	Plan Target *	Amount	Earned	Amount	Opportunity	Opportunity
Patterson, Neal	Earnings Per Share	$2.15	$2.12	930,000	801,750	86%	1,530,000	52%

Naughton, Marc	Earnings Per Share	$2.15	$2.12	215,000	185,250	86%	350,000	53%

Devanny, Trace	Earnings Per Share	$2.15	$2.12	422,500	364,125	86%	700,000	52%

Townsend, Jeff	Earnings Per Share	$2.15	$2.12	358,750	309,000	86%	590,000	52%

Valentine, Mike	Earnings Per Share	$2.15	$2.12	330,000	284,250	86%	540,000	53%

Total of Named Executive Officers				2,256,250	1,944,375	86%	3,710,000	52%

*	The plan targets and plan results in the above table reflect adjustments compared to results reported on a Generally Accepted Accounting Principles (GAAP) basis in our 2008 Form 10-K. These numbers have been adjusted for bonus calculation purposes to exclude the impact of certain items that were not originally contemplated in setting plan targets, including the non-recurring items footnoted in Item 6 of our 2008 Form 10-K, foreign currency exchange gain and a lower tax rate than planned.

Quarterly Performance Metric Summary (EPS)
Measurement				Payout	Quarterly
Period	Target(1)	Results	Attainment %	%	Weighting(2)
Q1	$0.44	$0.44	100%	100%	15%

Q2 YTD	$0.95	$0.95	100%	100%	15%

Q3 YTD	$1.51	$1.52	101%	100%	15%

Q4 YTD	$2.15	$2.12	99%	75%	55%

			Weighted Payout %	86%

(1)	Target reflects the 100% performance payout level.

(2)	Quarterly weightings of the annual target incentive amounts.
Because the current economic environment provides a number of unknowns for 2009, our human resources compensation team, together with executive management, has reviewed and considered compensation alternatives for 2009, including alternatives related to base salary, performance-based cash incentive compensation and/or long-term incentive plan compensation. Based on this recent review, it has been determined and agreed to by the Compensation Committee that our current compensation approach under all three types of compensation continues to meet the needs and serve the purposes as set forth in this document. However, in an effort to prudently approach 2009, the human resources compensation team has recommended and the Compensation Committee has approved a modified approach to executive compensation increases in 2009. Under this 2009 approach, in lieu of base salary or performance-based cash incentive compensation increases, we are providing executives with a supplemental performance-based cash incentive opportunity in 2009 to be paid in March 2010 based on achievement of our 2009 internal earnings per share target. The Compensation Committee believes that this is a responsible approach to executive compensation increases for 2009 and that it will also allow us to reward and retain our executives, while aligning their interests to those of our shareholders.

For 2009, the Compensation Committee has approved the continued use of earnings per share as the sole performance metric for all executive officers. We continue to believe that this metric aligns well with our internal financial imperatives to expand operating margin and grow bottom line earnings, and the Compensation Committee believes this is the best performance metric to help drive and ensure business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our executive officers. The 2008 earnings per share performance for incentive compensation purposes represented a 22% growth over the prior year. The 2009 performance targets have been set based on the 2009 financial plan approved by the Board of Directors and reflect earnings growth between 13% and 23%. The 2009 bonus opportunity for the NEOs can range between 0% and 140% of the targeted bonus amount plus the supplemental performance-based cash incentive opportunity depending on the level of performance achieved in 2009 plus 25% of the targeted bonus amount (excluding the supplemental performance-based cash incentive opportunity) based on the executive officer’s individual performance rating. The earnings per share target set at each level of payout, as a percentage of the performance target, is consistent with prior years.
In 2007, the Compensation Committee approved new “claw back” language in our Performance-Based Compensation Plan. The 2008 and 2009 performance plan agreements for our executive officers contain language stating that in the event we implement a Mandatory Restatement (as defined in the Performance-Based Compensation Plan), which restatement relates to the respective fiscal year, some or all of any amounts paid as an incentive payment earned by the executive officer under the Performance-Based Compensation Plan and related to such restated period(s) will be recoverable and must be repaid, in most cases, within 90 days of such restatement(s). The amount to be repaid will be the amount by which the incentive compensation paid exceeds the amount that would have been paid based on the financial results reported in the restated financial statement(s). Additionally, since 2008, the language in our incentive plan agreements provides that all participants (including our executive officers) will be required to repay all earned incentive compensation payments if they are individually found by Cerner’s Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement.
     Long-Term Incentive Plan Compensation. Awards under our Long-Term Incentive Plans may consist of stock options, restricted stock and performance shares, as well as other awards including stock appreciation rights, phantom stock and performance unit awards, which may be payable in the form of common stock or cash at the Company’s discretion; however, our awards under Long-Term Incentive Plans have historically been in the form of stock options. In 2008 and 2009, the Compensation Committee approved executive officer awards in the form of stock options. Our Long-Term Incentive Plans are designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutuality of interest between our associates and shareholders and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates’ interests with shareholders’, thereby encouraging extraordinary effort by our associates.
The Compensation Committee approves an annual aggregate value target for all eligible associates excluding executive officers and members of the Board. The Compensation Committee also approves specific grant levels for executive officers and members of the Board on an annual basis. Stock option grants are typically made to an executive upon commencement of employment with the Company or upon an associate’s promotion to an executive role. Executives are eligible for additional stock option grants on an annual basis as individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements. After careful review of the Company’s financial condition and its stock performance during the current global economic crisis, the Compensation Committee has re-determined that stock option grants continue to provide the best value and incentive for our associates and executives given our historical stock performance, the familiarity of this type of compensation to associates and since exercises have historically generated value to associates in excess of the expense to the Company. We have issued restricted stock to our non-employee Directors, as set forth more fully in the Director Compensation disclosure above.
In December 2007, the Board of Directors approved an updated Equity-based Grant Policy which outlines in writing the grant practices with respect to equity-based grants awarded under the Company’s Long-Term Incentive Plans. The amendments to this policy established new grant dates for some of our stock option programs to ensure grant dates would be outside of trading blackout periods. Under the Policy, the Board of Directors, the

Compensation Committee or an authorized sub-committee of the Compensation Committee approves: i) the equity grant type, ii) the grant date and iii) the number of shares of the annual performance review equity grants made to the Company’s executive officers. Grants of non-qualified stock options are made at an exercise price that is equal to the closing fair market price of our common stock on the date of grant. Under the Equity-based Grant Policy, the date of grant must be a date set at the time of grant approval, which date: a) shall be on or after the grant approval date, b) shall not be during a quarterly blackout period as defined in the Company’s trading policy and c) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, shall be a date that is at least two full trading days after the public disclosure of such material, non-public information. The size of the grant is based on the individual’s level of responsibility, the individual’s contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company, market pay and for our executive officers, the amount, exercise price and term of options already held by the individual. Grants typically vest over a five-year term with 40% vesting at the end of the second year and 20% vesting each year thereafter (this vesting schedule has been determined by the Board and is intended to promote long-term investment in Cerner stock). These grants typically expire 10 years from the date of grant.
In accordance with our overall compensation philosophy and view of appropriate total compensation, and, in particular, to further the long-term perspective that we believe is necessary for our future success, we granted stock option awards to our executive officers, including the CEO, in March 2008. Individual grants for executive officers were based on job responsibilities, performance during 2007 and contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company, market pay and stock option wealth accumulation; all factors the Compensation Committee believes help ensure we are awarding such executives competitively and fairly. The Compensation Committee has approved similar stock option grants to our executive officers for 2009. These grants were approved on March 4, 2009 and granted on March 6, 2009.
Compensation of the Chief Executive Officer and other NEOs
The Compensation Committee determines compensation for the Chief Executive Officer (CEO) using the same criteria it uses for other executive officers. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his appropriate compensation package including base salary, performance-based cash incentive compensation and long-term incentive compensation. We analyze the total compensation for our NEOs compared to the compensation of the corresponding executive officers in our peer group to ensure alignment with our strategy of paying in aggregate at the median (50th percentile) within our peer group with top performers able to earn within the top quartile (75th percentile).
In March 2008, the Compensation Committee increased Mr. Patterson’s base salary and performance-based cash incentive compensation as a result of his strong performance and achievements during 2007. Mr. Patterson’s total cash compensation approximated the median of the market within our peer group, instead of within the top quartile of the peer group, due to the impact of our peer group changes from 2007 to 2008 described earlier. In connection with a compensation increase, Mr. Patterson was also issued a stock option grant of 72,000, shares at the closing fair market value on March 14, 2008, the date of the grant. This grant aligned his total compensation at the median of the market within our peer group. In particular, the Compensation Committee noted that, under Mr. Patterson’s leadership, the Company’s expansion into global markets continued to accelerate and contribute to the top and bottom line performance in a meaningful way. The company’s operating and financial performance in sustaining long-term growth in backlog, revenue and earnings with 10 year compounded annual revenue and earnings growth in excess of 20% and strong cash flow are notable achievements. The Compensation Committee also recognized that under Mr. Patterson’s leadership the Company is leveraging its size, scale and business models to continue expanding its boundaries and new market entry through innovation and development of new solutions and services. The Compensation Committee also believed that Mr. Patterson had developed a strong leadership team and was growing new leaders within the Company.
Specifically in 2008, the Compensation Committee approved a base salary of $940,000 and performance-based cash incentive target opportunity of $940,000 (with a maximum performance-based cash incentive opportunity of $1,530,000) for Mr. Patterson effective April 1, 2008. During 2008, Mr. Patterson earned total cash compensation of $1,749,827 which included $948,077 in base salary (representing 53 weeks due to our fiscal year being one week longer in 2008) and $801,750 in payments earned under the Company’s Performance-Based Compensation Plan. Mr. Patterson earned 86% of the target incentive amount and 52% of the maximum cash incentive opportunity available to him under the Performance-Based Compensation Plan during 2008. Mr. Patterson also earned a total of

$106,673 in other compensation from: i) private use of the corporate jet ($100,000), ii) Company provided life insurance ($394), iii) 401(k) match ($4,554) and iv) the second tier 401(k) match ($1,725).
As stated above, given the current global economic conditions and the uncertainty that such environment creates for 2009, the Compensation Committee has determined that the executive officers of the Company shall be eligible for a supplemental performance-based cash incentive opportunity in lieu of any increase to the executive officer’s base salary or regular performance-based cash incentive target. The Compensation Committee has therefore determined that Mr. Patterson’s base salary for 2009 shall remain at $940,000 and his performance-based cash incentive compensation target shall remain at $940,000. The Compensation Committee has set Mr. Patterson’s supplemental performance-based cash incentive opportunity for 2009 at $90,000. The maximum supplemental performance-based cash incentive opportunity is $126,000 and the maximum regular performance-based cash incentive opportunity is $1,551,000 for a total maximum performance-based cash incentive opportunity of $1,677,000. The Compensation Committee also approved Mr. Patterson’s personal use of the corporate aircraft in 2009 up to a value of $100,000, the same value as 2008. The Company converts the Compensation Committee approved value of personal use of corporate aircraft value into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner’s corporate aircraft and excluding any deadhead hours (including when using aircraft under contract to, but not owned by, Cerner). Any personal use of corporate aircraft by Mr. Patterson exceeding the Compensation Committee approved value is permitted pursuant to the terms and conditions of the Time Sharing Agreement entered into between Mr. Patterson and the Company, which requires Mr. Patterson to pay the Company the actual incremental cost for such personal use (including any deadhead hours). Any Compensation Committee approved value for use of corporate aircraft that is not used during the year is paid out to Mr. Patterson at the end of the calendar year for which the compensation was awarded. On March 4, 2009, the Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee also approved a stock option grant to Mr. Patterson of 70,000 shares which were granted on March 6, 2009. His 2009 base salary and performance-based incentive cash compensation became effective April 1, 2009.
The Compensation Committee has approved the 2009 compensation packages, effective April 1, 2009, of each of the NEOs, other than the CEO, as follows:
Marc G. Naughton — base salary of $375,000; performance-based cash incentive compensation target of $220,000; supplemental performance-based incentive compensation opportunity for 2009 (described above in Performance-Based Cash Incentive Compensation) of $15,000; and, a stock option grant of 15,000 shares. Mr. Naughton’s 2009 maximum performance-based cash incentive opportunity (regular plus supplemental) has been set at $384,000.
Earl H. Devanny — base salary of $470,000; performance-based cash incentive compensation target of $430,000; supplemental performance-based incentive compensation opportunity for 2009 (described above in Performance-Based Cash Incentive Compensation) of $35,000; and, a stock option grant of 15,000 shares. Mr. Devanny’s 2009 maximum performance-based cash incentive opportunity (regular plus supplemental) has been set at $758,500.
Jeffrey A. Townsend — base salary of $440,000; performance-based cash incentive compensation target of $370,000; supplemental performance-based incentive compensation opportunity for 2009 (described above in Performance-Based Cash Incentive Compensation) of $45,000; and, a stock option grant of 27,500 shares. Mr. Townsend’s 2009 maximum performance-based cash incentive opportunity (regular plus supplemental) has been set at $673,500.
Michael G. Valentine — base salary of $380,000; performance-based cash incentive compensation target of $340,000; supplemental performance-based incentive compensation opportunity for 2009 (described above in Performance-Based Cash Incentive Compensation) of $25,000; and, a stock option grant of 25,000 shares. Mr. Valentine’s 2009 maximum performance-based cash incentive opportunity (regular plus supplemental) has been set at $596,000.
On March 4, 2009, the Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee also approved the above described stock option grants to the NEOs and the options were granted on March 6, 2009.

Internal Pay Equity
Our internal pay equity guidelines provide that the CEO’s total cash compensation shall not be more than three times that of the next highest executive officer’s total cash compensation. Our Board must approve any exception to these guidelines.
Stock Ownership Guidelines
In March 2007, our Board of Directors approved stock ownership guidelines. Under these guidelines, our non-employee Board members and every associate that is a vice-president or higher in rank, are required to have a certain level of share ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and executives with the interests of shareholders. The stock ownership guidelines were made effective immediately, with future measurements completed on January 1st of each year. The Compensation Committee reviewed the stock ownership guidelines in December 2008 and recommended that management monitor the stock ownership guidelines in the current economic market to be sure they remain reasonable and meet the intended purpose.

Ownership Percentage Requirement
Board of Directors and CEO	80%
President and Executive Vice President	70%
Senior Vice President	60%
Vice President	50%
Ownership Position Formula = Ownership Position (defined below) divided by Total Stock Options Granted (net of expired and stock option grants with terms greater than 15 years) + Restricted Stock Awards
The Ownership Position includes any shares fully owned, including: shares owned by spouse, dependent children or a trust, outstanding stock options (excluding stock option grants with terms greater than 15 years), fully vested shares held in the Company’s 401(k) plan, shares held in the Associate Stock Purchase Plan, non-vested restricted stock awards and shares held in the Company’s deferred compensation plan.
For employee Directors and executives, a reduced ownership requirement scale will be applied based on tenure, starting with 11 years of full-time service with the Company with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above regardless of tenure. For non-employee Directors, a reduced ownership requirement scale will be applied based on years of service with the Board with a minimum ownership requirement of 5 times the annual cash retainer, regardless of tenure. The guidelines also include hardship and retirement provisions.
At the annual measurement date on January 1, 2009, one of the NEOs was not compliant with these guidelines. The guidelines allow any executive or Director who is not currently compliant to submit a plan to the CEO indicating how compliance will be achieved within a five year timeframe.
Retirement
We have a 401(k) retirement plan in which contributions are made by the Company to the executive officers on the same basis as to all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. The Company makes matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant’s salary contribution. The Company also has the option to make a discretionary match to participants’ accounts deferring at least 2% of their base salary, based on attainment of established earnings per share targets for the year. A discretionary match was made during 2008. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against earnings per share targets used in our Performance-Based Compensation Plan and was paid at .75% for 2008.
Associate Stock Purchase Plan
We have an Associate Stock Purchase Plan under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined by the Internal Revenue Service. Participants may purchase Company Common Stock at a 15% discount on the last business day of the purchase period.

Executive officers are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of the Company stock.
Health and Welfare Benefits
We have medical, dental and vision plans in which contributions are made by the Company to the executive officers on the same basis as to all other associates. Also, the cost of these plans and opportunity for benefits thereunder are the same for the executive officers as for all other associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.
Perquisites
We consider offering perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.
To increase the number of client visits our key executives can make and to reduce the physical strain of their heavy travel schedules, we own and/or lease aircraft (“Corporate Aircraft”). In limited circumstances, the Corporate Aircraft is available for personal use by certain Cerner executives as approved by the Compensation Committee or executive management. Our executive officers and Directors may use the Corporate Aircraft for personal use only if such personal use is pre-approved (with a pre-approved value) by the Compensation Committee. At this time the Compensation Committee has only approved a personal use value for Mr. Patterson (described above) and Cliff Illig, Vice Chairman of the Company. Personal use of the Corporate Aircraft by the executive officers and Directors over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written Aircraft Time Sharing Agreement with the Company. Business travel needs override all personal use requests.
During 2008, Neal Patterson’s personal use of our Corporate Aircraft was valued at $111,960 incremental cost to the Company. Pursuant to the Aircraft Time Sharing Agreement described below, Mr. Patterson paid the Company for the value of the Corporate Aircraft personal use in excess of the Compensation Committee Approved Value for Mr. Patterson’s personal use of Corporate Aircraft in 2008. In 2009, Mr. Patterson and his family may use the Corporate Aircraft for personal use up to $100,000 in value (excluding “deadhead” hours, calculated at the incremental cost to use Cerner’s corporate aircraft (including when using non-Cerner aircraft in accordance with corporate policies)), which allows Mr. Patterson to use his limited personal time effectively. Any amounts not used by the end of the calendar year will be paid out directly to Mr. Patterson.
In December 2006, we entered into an Aircraft Time Sharing Agreement with Mr. Patterson, which governs any personal use flights on the Corporate Aircraft by Mr. Patterson that exceed the Compensation Committee Approved Value. Mr. Patterson will pay us for the actual expenses of each specific flight, including the actual expense items of any “deadhead” flights. The Compensation Committee has not designated any other NEOs as eligible to use the Corporate Aircraft for personal use up to a pre-approved value, and no other NEOs have entered into an Aircraft Time Sharing Agreement with us for personal use of the Corporate Aircraft.
We do not pay any tax gross-ups with regard to the taxable income related to these perquisites.
Severance Arrangements
Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate’s Cerner Associate Employment Agreement or as specifically set forth in our Enhanced Severance Pay Plan, which was first approved in 2005. We recognize that business needs, an associate’s work performance or other reasons may require termination of employment. Because we value the contributions of our associates, we promote compensation tools that will create and maintain a productive and fulfilling work environment, which tools also help with our recruiting and retention efforts. Our Enhanced Severance Pay Plan is used to: show that we value our associates and that we are interested in helping to mitigate the financial hardship caused by business conditions or other factors necessitating a termination; help recruit and assure retention of valuable associate experience, skills, knowledge and background; and, reinforce and encourage continued attention and dedication to duties without distraction arising from the possibility of a Change in Control.

Our Enhanced Severance Pay Plan is discussed in more detail below under the heading “Employment Agreements and Potential Payments Under Termination or Change in Control.”
Employment Agreements
We enter into employment agreements with all of our associates, including all of the NEOs. Refer to “Employment Agreements & Potential Payments Under Termination or Change In Control” section of this Proxy Statement for further details.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million per fiscal year paid to a company’s chief executive officer and its four other most highly compensated executive officers serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as “performance-based” compensation. Our objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with the Company’s strategies and goals. Gains on exercises of stock options awarded under our shareholder approved Long-Term Incentive Plans and payments under our shareholder approved Performance-Based Compensation Plan are considered to be “performance-based” compensation not subject to the Section 162(m) deductibility limit. The Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and three other most highly compensated executive officers for the fiscal year ended January 3, 2009.

							Change in
							Pension Value
							and Nonqualified
							Deferred
Name and				Stock	Option	Non-Equity	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Incentive Plan	Earnings	Compensation
Position	Year	($)(1)	($)	($)	($)(2)	Compensation(3)	($)	($)(4)	Total ($)
Neal L. Patterson	2008	948,077	—	—	1,678,266	801,750	—	106,673	3,534,766
Chairman of the	2007	891,250	—	—	1,800,575	971,200	—	106,593	3,769,618
Board and Chief	2006	848,750	—	—	1,730,109	1,017,384	—	81,785	3,678,028
Executive Officer

Marc G. Naughton	2008	373,462	—	—	346,384	185,250	—	6,568	911,664
Chief Financial Officer	2007	330,000	—	—	295,718	218,000	—	9,879	853,597
	2006	293,750	—	—	258,157	232,190	—	9,586	793,683

Earl H. Devanny, III	2008	476,538	—	—	466,758	364,125	—	9,200	1,316,621
President	2007	457,500	—	—	504,322	429,000	—	14,706	1,405,528
	2006	442,500	—	—	535,146	442,033	—	13,549	1,433,228

Jeffrey A. Townsend	2008	445,962	—	—	461,797	309,000	—	6,624	1,223,383
Executive Vice President	2007	422,500	—	—	416,761	347,250	—	9,951	1,196,462
	2006	381,250	—	—	404,688	303,608	—	9,653	1,099,199

Michael G. Valentine (5)	2008	379,808	—	—	410,218	284,250	—	9,278	1,083,554
Executive Vice President	2007	337,500	—	—	334,133	313,000	—	14,539	999,172

(1)	2008 salary represents 53 weeks due to the Company’s fiscal year being one week longer in 2008.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 3, 2009, in accordance with FAS 123R of stock option grants pursuant to the Long-Term Incentive Plan and thus may include amounts from stock options granted in and prior to 2008. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 2, 2009 for the relevant assumptions used to determine the valuation of our option awards.

(3)	Reflects payments made under the Company’s Performance-Based Compensation Plan as described under Compensation Elements in this Compensation Discussion & Analysis.

(4)	This column includes the aggregate incremental cost to the Company of providing personal benefits to the NEOs. The personal benefits in this column that represent at least $25,000 or 10% of the total amount of All Other Compensation for the NEOs include personal use of company aircraft for Mr. Patterson with an incremental cost to the Company in the amount of $100,000, $96,581 and $72,038 in 2008, 2007 and 2006, respectively (calculated as set forth above under “Compensation of the Chief Executive Officer and other NEOs”). Mr. Patterson’s other personal benefits include the de minimis personal use of a business property lease in France and a corporate suite in Kansas City, Missouri, neither of which had any incremental cost to the Company. This column also includes our matching contributions (both fixed and discretionary) to the NEO’s account pursuant to the Cerner Corporation 401(k) Retirement Plan, premiums paid by us on group term life insurance and the expense associated with the discount on common stock purchases under our Associate Stock Purchase Plan.

(5)	2008 and 2007 information only is reported for Michael G. Valentine since he was not an NEO in 2006.

GRANTS OF PLAN-BASED AWARDS
The following table reflects estimated possible payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of option awards made to the NEOs in 2008. The Company’s non-equity incentive awards are granted to participants of our Performance-Based Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and the 162(m) Subcommittee. For more detailed information regarding our Performance-Based Compensation Plan, see “Compensation Elements — Performance-Based Cash Incentive Compensation” in the Compensation Discussion and Analysis above.

									All Other		Grant
									Option	Exercise	Date Fair
								All Other Stock	Awards:	or Base	Value of
								Awards:	Number of	Price of	Stock and
		Estimated Possible Future			Estimated Future Payouts			Number of	Securities	Option	Option
	Grant	Payouts Under Non-Equity			Under Equity Incentive Plan			Shares of Stock	Underlying	Awards	Awards
Name	Date	Incentive Plan Awards			Awards			or Units(#)	Options (#)	($/Sh) (3)	($) (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($) (1)	($)	($) (2)	(#)	(#)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Neal L. Patterson	3/14/2008	697,500	930,000	1,530,000				—	72,000	40.22	1,577,520
Marc G. Naughton	3/14/2008	161,250	215,000	350,000				—	22,500	40.22	492,975
Earl H. Devanny, III	3/14/2008	316,875	422,500	700,000				—	15,000	40.22	328,650
Jeffrey A. Townsend	3/14/2008	269,063	358,750	590,000				—	30,000	40.22	657,300
Michael G. Valentine	3/14/2008	247,500	330,000	540,000				—	30,000	40.22	657,300

(1)	These amounts represent the lowest level of payouts, if any payout is triggered, for each metric under the Performance-Based Compensation Plan.

(2)	These amounts reflect the maximum available under the Performance-Based Compensation Plan. There is a further limit on the maximum payout relative to Section 162(m) of the Internal Revenue Code. This maximum is set at 200% of Neal Patterson’s base salary and 175% of the other executive officer’s base salary.

(3)	The exercise price was equal to the closing fair market value of our Common Stock on the date of grant.

(4)	Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 2, 2009 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised.

Option Awards
	Number of	Number of
	Securities Underlying	Securities Underlying
	Unexercised Options	Unexercised Options	Equity Incentive Plan Awards:	Option
	(#)	(#)	Number of Securities Underlying	Exercise Price	Option
Name	Exercisable	Unexercisable	Unexercised Unearned Options (#)	($)	Expiration Date
Neal L. Patterson	75,000	—	—	21.65	6/14/2011	(1)
	50,000	—		23.12	4/5/2012	(1)
	50,000	—		11.30	6/12/2013	(1)
	48,000	12,000		20.99	6/3/2014	(1)
	48,000	32,000		31.41	6/3/2015	(1)
	50,400	33,600		41.13	9/16/2015	(1)
	40,000	60,000		43.51	3/9/2016	(1)
	—	80,000		53.81	3/9/2017	(1)
	—	72,000		40.22	3/14/2018	(1)
	590,000	—		14.81	6/28/2020	(2)

Marc G. Naughton	1,000	—	—	8.52	5/5/2009	(5)
	10,000	—		21.65	6/14/2011	(1)
	20,000	—		23.12	4/5/2012	(1)
	3,200	800		20.99	6/3/2014	(1)
	15,000	10,000		31.41	6/3/2015	(1)
	8,000	12,000		43.51	3/9/2016	(1)
	—	20,000		53.81	3/9/2017	(1)
	—	22,500		40.22	3/14/2018	(1)
	20,584	—		7.50	2/24/2022	(2)

Earl H. Devanny, III	50,000	—	—	21.65	6/14/2011	(1)
	18,000	—		7.75	8/5/2011	(6)
	30,000	—		11.30	6/12/2013	(1)
	60,000	40,000		23.12	4/5/2014	(3)
	6,400	1,600		20.99	6/3/2014	(1)
	21,000	14,000		31.41	6/3/2015	(1)
	10,000	15,000		43.51	3/9/2016	(1)
	—	20,000		53.81	3/9/2017	(1)
	—	15,000		40.22	3/14/2018	(1)

Jeffrey A. Townsend	18,400	—	—	12.50	6/1/2010	(3)
	16,700	—		12.00	6/5/2010	(1)
	8,000	2,000		9.34	6/14/2011	(3)
	20,000	—		21.65	6/14/2011	(1)
	20,000	—		23.12	4/5/2012	(1)
	2,000	—		10.50	7/3/2012	(4)
	11,080	—		12.00	2/10/2013	(4)
	10,000	—		11.30	6/12/2013	(1)
	10,000	—		18.04	9/4/2013	(1)
	19,200	4,800		20.99	6/3/2014	(1)
	18,000	12,000		31.41	6/3/2015	(1)
	10,000	15,000		43.51	3/9/2016	(1)
	—	25,000		53.81	3/9/2017	(1)
	—	30,000		40.22	3/14/2018	(1)
	4,916	—		7.50	2/24/2022	(2)

Michael G. Valentine	10,400	—	—	11.63	12/3/2010	(3)
	1,600	—		21.65	6/14/2011	(1)
	3,600	1,200		7.75	8/5/2011	(3)
	8,000	—		23.12	4/5/2012	(1)
	6,000	—		11.30	6/12/2013	(1)
	16,000	4,000		20.99	6/3/2014	(1)
	12,000	8,000		31.41	6/3/2015	(1)
	8,000	12,000		43.51	3/9/2016	(1)
	—	25,000		53.81	3/9/2017	(1)
	—	30,000		40.22	3/14/2018	(1)

(1)	Option vests over a five-year period with a 40% vest increment two years from date of grant and 20% vest increments for each of the next three years. Option expires 10 years from date of grant.

(2)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 25 years from date of grant.

(3)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 12 years from date of grant.

(4)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 15 years from date of grant.

(5)	Option vests over a five-year period with 20% vest increments for each of the five years from date of grant. Option expires 10 years from date of grant.

(6)	Option vests over a nine-year period with the following vest increments from date of grant: 16%, 12.5%, 12.5%, 10%, 10%, 10%, 10%, 10% and 9%. Option expires 12 years from date of grant.
OPTION EXERCISES
The following table provides information regarding option exercises by our NEOs during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($)
Neal L. Patterson	—	—	—	—

Marc G. Naughton	10,000	330,690	—	—

Earl H. Devanny, III	—	—	—	—

Jeffrey A. Townsend	—	—	—	—

Michael G. Valentine	—	—	—	—

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
EMPLOYMENT AGREEMENTS &
POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE IN CONTROL
Employment Agreements
Employment agreements entered into with our associates primarily serve to: i) create an “at-will” employment relationship, ii) assign to us any intellectual property rights the associate may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter and iii) provide for restrictive covenants the associate has to Cerner during and after employment with Cerner, including: confidentiality, noncompete and nonsolicit obligations. Such employment agreements help ensure protection of our intellectual property, client base/relationships and associates.
We enter into employment agreements with all of our associates, including all of the NEOs. We entered into an updated employment agreement, dated January 1, 2008, with Neal Patterson, our Chairman of the Board and Chief Executive Officer. This updated employment agreement was amended from the November 10, 2005 version: i) to bring severance payments made pursuant to the terms of the agreement into compliance with Section 409A and ii) to add language that will reduce severance payments that are classified as a “parachute payment” under Section 280G of the Internal Revenue Code to the maximum amount allowable before the parachute penalties are triggered unless, even with the imposition of the 20% excise tax on Mr. Patterson, he would receive a larger benefit than he would if his “parachute payments” were reduced. This amendment was made to mutually benefit both parties without taking any potential benefit away from Mr. Patterson or exposing Cerner to any additional payment obligations. The material terms of Mr. Patterson’s employment agreement provide for: a) at-will employment, b) an annual base salary, specified use of the Company’s airplane and a potential bonus as determined annually by the Board, c) severance payments and benefits upon certain termination events, as discussed in detail below, d) an assignment provision wherein Mr. Patterson will assign all discoveries, inventions or improvements related to our business to us, e) a non-disclosure provision that survives in perpetuity, f) non-competition and non-solicitation provisions that are effective during the term of Mr. Patterson’s employment and for two years following termination of employment, for any reason, with the Company, and g) a general indemnification provision by Mr. Patterson and the Company.

We have entered into at-will employment agreements with each of our other NEOs. Under these agreements, each executive agrees not to compete with us during the executive’s employment with us and for at least two years thereafter; to protect our confidential business information; and, to assign to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter.
Our Enhanced Severance Pay Plan was amended in 2007 to conform with the final regulations of Section 409A. Our Enhanced Severance Pay Plan, which applies to all of our U.S. based permanent, full-time salaried employees, offers severance pay upon: i) certain termination without cause events, which severance benefits will range from two weeks to 52 weeks (depending on the employee’s role and tenure), as set forth in the Severance Matrix below, of such employee’s annual base salary and contingent upon the employee satisfying certain conditions, including without limitation the execution of a severance and release agreement with us providing for a complete release of all employment related claims by the eligible employee, or ii) qualifying terminations or resignations for Good Reason following a Change in Control, which severance benefits will be paid at 1.5 times the calculated severance (based on role and tenure) as set forth below in the Severance Matrix, and will include both base salary and average cash bonus.
Severance Matrix

Role Level/		Level 1
Years of		(V.P.’s –	Level 1
Service	Cabinet	non-Cabinet)	(Directors)	Levels 2 and 3	Levels 4 and 5	Levels 6 and 7
>10 Years	52 weeks	32 weeks	24 weeks	16 weeks	12 weeks	8 weeks
5-10 Years	36 weeks	24 weeks	18 weeks	12 weeks	9 weeks	6 weeks
2-5 Years	24 weeks	16 weeks	12 weeks	8 weeks	6 weeks	4 weeks
0-2 Years	16 weeks	10 weeks	6 weeks	4 weeks	3 weeks	2 weeks
The amount of any severance benefits paid out under the Enhanced Severance Pay Plan is in lieu of, and not in addition to, any other severance an eligible associate may otherwise be entitled to receive from us, including under a Cerner Associate Employment Agreement or other document.
Two of our NEOs are entitled to severance payments other than as set forth in our Enhanced Severance Pay Plan. These are: i) Trace Devanny, our President, who has an agreement with us to receive two years’ severance if he is terminated by the Company without cause and ii) Neal Patterson, our Chief Executive Officer, whose severance agreement with the Company is disclosed immediately below. Mr. Devanny’s Employment Agreement with the Company was amended in 2008 to ensure that any severance payments under the Employment Agreement are in compliance with the final regulations of Section 409A.
Potential Payments Upon Termination or Change in Control
The following summaries set forth potential payments payable to our NEOs upon termination of employment or a Change in Control in the Company under their current employment agreements and our other compensation programs, including our Enhanced Severance Pay Plan. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.
Neal L. Patterson
Termination by us without Cause (prior to a Change in Control): If Mr. Patterson’s employment is terminated by us without Cause (as defined in his Employment Agreement), Mr. Patterson will be entitled to:

     Severance Pay: i) three years’ base salary (based on his annual base salary at the time of the termination) (less normal tax and payroll deductions) and ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions). These severance payments will generally be payable pro rata during the three year severance term on Cerner’s regular paydays, other than amounts during the first six months that qualify as “excess severance payments” as defined under Section 409A (which amounts will be paid at a later date in accordance with the Employment Agreement).
     Benefits: health benefits for a three-year period following the termination of employment.
     Equity Awards: immediate vesting of all equity incentive awards granted to Mr. Patterson after the original date of his Employment Agreement, to the extent such grants would have vested based on the passage of time during the three year period following the date of Mr. Patterson’s termination without Cause had he not been terminated. Upon termination by us without Cause, Mr. Patterson will forfeit any equity awards granted prior to the date of his Employment Agreement, unless otherwise provided in the equity award agreement entered into with Mr. Patterson at the time of grant, except that he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination by us without Cause or Resignation by Mr. Patterson for Good Reason (both upon or following a Change of Control): If there is a Change in Control of the Company (as defined in his Employment Agreement), and either: a) Mr. Patterson’s employment with us is terminated without Cause within 12 months following the date the Change in Control becomes effective, or b) Mr. Patterson resigns his employment with Good Reason (as defined in his Employment Agreement) within 12 months after the Change in Control becomes effective, then Mr. Patterson will be entitled to:
     Severance Pay: i) three years’ base salary (based on his annual base salary at the time of the termination or resignation) (less normal tax and payroll deductions) and ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions). These severance payments will be payable either pro rata or in a lump sum payment depending on whether the Change in Control event meets the definition of change in control under Section 409A.
     Benefits: health benefits for a three-year period following the termination or resignation.
     Equity Awards: following the Change in Control, 50% of each equity incentive award granted to Mr. Patterson under any of our equity incentive plans after June 1, 2005 and prior to the date the Change in Control becomes effective that has not yet vested will become vested on the date the Change in Control becomes effective. The remaining 50% of each equity incentive award that has not yet vested will continue to vest according to its vesting schedule, unless Mr. Patterson’s employment is terminated without Cause or he resigns with Good Reason within 12 months following the date the Change in Control becomes effective, in which case 100% of all equity incentive awards made after June 1, 2005 will become fully vested upon the effective date of such termination or resignation. Upon termination by us without Cause, Mr. Patterson will forfeit any outstanding equity awards granted prior to June 1, 2005, unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, except that he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson’s options.
Termination by us for Cause or Resignation by Mr. Patterson (other than for Good Reason upon a Change in Control): In the event we terminate Mr. Patterson’s employment for Cause or if Mr. Patterson resigns his employment (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will be entitled to no further compensation or benefits under his Employment Agreement other than: unpaid salary and earned incentive pay in accordance with our policies.
     Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation by Mr. Patterson (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination upon Death or Disability: In the event Mr. Patterson’s employment is terminated as a result of his Disability (as defined in his Employment Agreement) or in the event of Mr. Patterson’s death, we will owe Mr. Patterson no further compensation under his Employment Agreement other than: unpaid salary and earned incentive pay in accordance with our policies.
     Benefits: if Mr. Patterson’s employment is terminated as a result of his death, his estate is entitled to life insurance benefits under our group life insurance program equal to $500,000. In the event of accidental death and dismemberment, Mr. Patterson’s estate would receive an additional $500,000. In the event that Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.
     Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination due to Disability or death, Mr. Patterson will forfeit any outstanding awards, except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson’s options.
Assuming Mr. Patterson’s employment was terminated under each of these circumstances on January 3, 2009, such payments and benefits have an estimated value of:

				For Cause
			Termination	Termination or
			Without Cause or	Resignation
		Termination	Resignation for	(without Good
		Without Cause	Good Reason	Reason following
Name	Payment/Benefit	(prior to a CIC)	(following a CIC)(1)	a CIC)	Death(2)	Disability
Neal L. Patterson	Cash Severance	$5,610,334	$5,610,334	—	—	—
	Health Benefits Continuation(3)	$45,726	$45,726	—	$500,000	—
	Value of Accelerated Equity(4) (5)	—	$124,400	—	—	—

(1)	Assumes an effective Change in Control date of January 3, 2009.

(2)	The value of death benefits includes the value of basic life insurance. In the event of accidental death and dismemberment, Mr. Patterson’s estate would receive an additional $500,000. In the event that Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

(3)	In the case of a termination without Cause or Resignation for Good Reason, this includes the cost of premiums for health, vision and dental benefits over a three year period, based on the rates in effect on January 1, 2009.

(4)	The payments relating to stock options represent the value of unvested, accelerated stock options as of January 3, 2009, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on January 2, 2009. Assumes Mr. Patterson’s employment is terminated without Cause or he resigns with Good Reason within 12 months following the date the Change in Control becomes effective.

(5)	Does not include the value of Mr. Patterson’s vested options of $19,135,770 as of January 3, 2009 or options that would vest automatically upon a Change in Control even if Mr. Patterson’s employment continued (50% of unvested options granted after June 1, 2005).
Marc G. Naughton; Earl H. “Trace” Devanny, III; Jeffrey A. Townsend and Michael G. Valentine
Termination by us without Cause (with or without a Change in Control event) or Resignation (for Good Reason following a Change in Control event): If we terminate any one of the above NEO’s employment without cause (as defined in the employment agreement), each one will be entitled to:
     Severance Pay: the equivalent of two weeks’ base salary (exclusive of commissions, advances against commissions, bonus and other non-salary compensation and benefits), except Mr. Devanny (who will be entitled to the equivalent of two years’ base salary, based on his annualized base salary amount at the time of the involuntary termination, less appropriate payroll deductions, which amounts are not payable should Mr. Devanny choose to accept other employment during the severance period), and Mr. Townsend (who does not have a severance pay provision in his employment agreement). In addition, if we terminate any one of the above NEO’s employment without Cause (as defined in our Enhanced Severance Pay Plan, see discussion above), with or without a Change in Control event, each one may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate (as defined in the Enhanced Severance Pay Plan), which eligibility would entitle him to both non-Change in Control Severance and Change in Control Severance (both defined in the Enhanced Severance Play Plan) and such amounts would be in lieu of and not in addition to the severance, if any, set forth in their employment agreement.
     If any one of the above resigns for Good Reason upon a Change in Control event, he may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate, which eligibility would entitle him to Change in Control Severance in such amounts as set forth in the Enhanced Severance Pay Plan.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination by us without cause, the above NEOs will forfeit any outstanding awards except that they will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. Additionally, stock options issued after June 1, 2005 provide that upon termination of the NEO by us other than for Cause (as defined in the option agreement) or upon resignation for Good Reason (as defined in the option agreement) within 12 months following a Change in Control, all remaining unvested options shall vest immediately (at the time of the Change of Control; 50% of such unvested options would have vested upon the Change in Control under the terms of such option agreements).
Termination by us for Cause or upon Resignation (other than for Good Reason following a Change in Control event): If we terminate one of the above NEO’s employment for Cause (as defined in their employment agreements) or if one of the above NEOs resigns his employment (other than for Good Reason following a Change in Control event), he will be entitled to no further compensation or benefits under his employment agreement other than: unpaid salary and earned incentive pay in accordance with our policies.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation (other than for Good Reason if addressed and defined in the option agreement), the above NEO will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination upon Death or Disability: In the event one of the above NEO’s employment is terminated as a result of his disability or in the event of death, we will owe no further compensation under the employment agreement other than: unpaid salary and earned incentive pay in accordance with our policies.
     Benefits: if employment is terminated as a result of death, the NEO’s estate is entitled to life insurance benefits under our group life insurance program equal to one year’s salary, with a cap of $500,000, based upon his salary at the time of death. In the event of accidental death and dismemberment, the NEO’s estate would receive an additional one year’s salary, with a cap of $500,000, based upon his salary at the time of death. In the event the NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination due to Disability or death, the above NEO will forfeit any outstanding awards except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Noncompete Payments: If any of the above NEOs (other that Mr. Devanny or Mr. Townsend) is unable to obtain employment within three months after termination of his employment due solely to the noncompete restrictions set forth in his employment agreement, the noncompete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining noncompete period, equivalent on an annualized basis, to his average earnings during the last three years of his employment. Mr. Devanny’s severance payments under his employment agreement are in lieu of any noncompete payments that he might otherwise receive. Mr. Townsend’s employment agreement, while containing a noncompete provision, does not address severance pay or noncompete payments.
Assuming each of the four NEOs (excluding Mr. Patterson, see table above) employment was terminated under each set of circumstances set forth above on January 3, 2009; the following table provides information regarding the estimated value of all such payments and benefits.

			Termination	For Cause
			Without Cause or	Termination or
		Termination	Resignation for	Resignation (without
		Without Cause	Good Reason	Good Reason following
Name	Benefit	(prior to a CIC)	(following a CIC)(1)	a CIC)	Death(2)	Disability
Marc G. Naughton	Cash Severance	$375,000	$880,220	—	—	—
	Benefits	—	—	—	$375,000	—
	Value of Accelerated Equity and Performance Awards(3) (4)	—	$38,875	—	—	—
	Noncompete Payments(5)	$952,380	$952,380	—	—	—

Earl H. Devanny, III	Cash Severance	$940,000	$940,000-$1,322,579	—	—	—
	Benefits	—	—	—	$470,000	—
	Value of Accelerated Equity and Performance Awards(3) (4)	—	$54,425	—	—	—
	Noncompete Payments(5)	—	—	—	—	—

Jeffrey A. Townsend	Cash Severance	$440,000	$1,139,929	—	—	—
	Benefits	—	—	—	$440,000	—
	Value of Accelerated Equity and Performance Awards(3) (4)	—	$46,650	—	—	—
	Noncompete Payments(5)	—	—	—	—	—

Michael G. Valentine	Cash Severance	$380,000	$1,007,527	—	—	—
	Benefits	—	—	—	$380,000	—
	Value of Accelerated Equity and Performance Awards(3) (4)	—	$31,100	—	—	—
	Noncompete Payments(5)	$1,100,231	$1,100,231	—	—	—

(1)	Assumes an effective Change in Control date of January 3, 2009. Mr. Devanny’s cash severance following a Change in Control would range from $940,000 if he is terminated without Cause to $1,322,579 if he resigns for Good Reason.

(2)	The value of death benefits includes the value of basic life insurance. In the event of accidental death and dismemberment, each NEO’s estate would receive the value of one additional year’s salary based upon his salary at the time of death. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	The payments relating to stock options represent the value of unvested, accelerated stock options as of January 3, 2009, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on January 2, 2009. Assumes NEO’s employment is terminated without Cause or each resigns with Good Reason within 12 months following the date the Change in Control becomes effective.

(4)	Does not include the value of the NEO’s vested options as of January 3, 2009, which would equal the following amounts: Marc G. Naughton, $1,354,244; Earl H. Devanny, III, $3,522,631; Jeffrey A. Townsend, $3,349,209; and, Michael G. Valentine, $1,107,946 or options that would vest automatically upon a Change in Control even if the NEO’s employment continued (50% of unvested options granted after June 1, 2005).

(5)	Noncompete payments represent payments for months four to 21 per the terms of the employment agreement, assuming the executive officer is unable to obtain employment within three months after termination of his employment due solely to the noncompete restrictions set forth in his employment agreement. Mr. Devanny’s severance payments under his employment agreement are in lieu of any noncompete payments and Mr. Townsend’s employment agreement does not address noncompete payments.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our Directors is an executive officer of a public company of which a Company executive officer is a director. None of our non-employee Directors has an interest in a reportable transaction that would be required to be disclosed under the section in this Proxy Statement titled “Certain Transactions.” Both of our non-independent directors, Neal Patterson and Cliff Illig, have an interest in a reportable transaction as set forth under the section of this Proxy Statement titled “Certain Transactions,” and such transactions have been approved by the Board of Directors consisting of votes from only the disinterested Directors.
During the last fiscal year, none of the Company’s Compensation Committee members (Gerald E. Bisbee, Jr., Ph.D., John C. Danforth, Michael E. Herman, William B. Neaves, Ph.D. and William D. Zollars) was: i) an officer or employee of the Company, or ii) former officer of the Company.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
We have adopted a Code of Conduct for all Cerner employees and Directors (including our Chief Executive Officer, Chief Financial Officer and corporate controller). Any amendments to or waivers of the Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or corporate controller will be posted on www.cerner.com.
Our Corporate Governance Guidelines, the charters of the Audit, Compensation, and Nominating, Governance & Public Policy Committees of the Board, and the Code of Conduct can all be found on our Web site at www.cerner.com under “About Cerner/Leadership.” Shareholders may also request a free copy of these documents from: Cerner Corporation c/o Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.
Majority Voting for Directors
Cerner’s Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly — following certification of the shareholder vote — tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director’s qualifications, the Director’s past and expected future contributions to Cerner, the overall composition of the Board and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including NASDAQ Stock Market Marketplace Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.

NOMINATING, GOVERNANCE & PUBLIC POLICY COMMITTEE REPORT
The Nominating, Governance & Public Policy Committee (NG&PP Committee) of the Company is currently composed of three independent members of the Board of Directors (all of whom meet the applicable independence requirements of the SEC and The NASDAQ Stock Market Marketplace Rules) and operates under a written charter adopted by the Board of Directors, which charter is available for review on the Company’s Web site at www.cerner.com under: “About Cerner/Leadership/Nominating, Governance, & Public Policy Committee.” The NG&PP Committee is appointed by the Board to provide assistance to the Board, the Chairman and the CEO of the Company in the areas of: (a) Board membership nomination, (b) committee membership selection and rotation practices, (c) evaluation of the overall effectiveness of the Board, (d) review and consideration of developments in corporate governance practices and (e) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect the business operations, performance or public image of the Company. The NG&PP Committee’s goal is to assure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Company’s shareholders and to foster Cerner’s commitment to operate its business worldwide in a manner consistent with the rapidly changing demands of society.
In 2008, the NG&PP Committee: conducted a self-evaluation by the Board and Board committees; reviewed Board composition; reviewed and recommended Committee member appointments; educated itself with respect to the content and operation of the Company’s Corporate Governance, Corporate Policies and Compliance Programs and the Board’s Orientation and Continuing Education Programs; reviewed corporate governance trends and public policy matters related to the Company; and, reviewed and recommended amendments to the Company’s Bylaws clarifying the advance notice requirements for shareholder director nominations or other business proposals. The NG&PP Committee also reviewed Director candidates in accordance with its charter and pursuant to that review, recommended the Director candidates listed in this Proxy as being the nominees best suited to serve the needs of the Company.
Nomination Process and Shareholder Access to Directors
Nominees may be suggested by Directors, members of management, shareholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board, regardless of the source of the nomination, the NG&PP Committee considers, in addition to the requirements set out in our Corporate Governance Guidelines and the Nominating, Governance & Public Policy Committee Charter, the candidate’s quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board.
In its assessment of each potential candidate, the NG&PP Committee will conduct a background evaluation and review the nominee’s: judgment; character and integrity; experience in business, healthcare, information technology, government and in areas that are relevant to our global activities; independence; understanding of our business or other related industries; and, such other factors the NG&PP Committee determines are pertinent in light of the current needs of the Board. The NG&PP Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities. The NG&PP Committee may use the services of a third party executive search firm to assist it in identifying and evaluating possible nominees for Director.
As stated above, the NG&PP Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the NG&PP Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the NG&PP Committee in care of the Company’s Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee. In addition, shareholders may submit Director nominations to the Company in accordance with the procedures described below in “Shareholder Proposals”.
The director nominees up for election at the 2009 Annual Shareholders’ Meeting, as set forth below in Proposal No. 1, were recommended by the NG&PP Committee and nominated for re-election for a three-year term by the full Board of Directors.

The Board provides a process for shareholders to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis.
Members of the Nominating, Governance & Public Policy Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
William B. Neaves, Ph.D.

CERTAIN TRANSACTIONS
In the first half of 2008, the Company leased an airplane from PANDI, Inc. (“PANDI”), a company owned by Neal L. Patterson and Clifford W. Illig, the Company’s Chairman of the Board & CEO and Vice Chairman of the Board, respectively. During the first half of 2008, the airplane was leased on a per mile basis with no minimum usage guarantee. The lease rate was believed to approximate fair market value for this type of aircraft. During 2008, the Company paid an aggregate of $422,967 as leasing fees for use of the airplane. The airplane was used principally by Trace Devanny, President, and Mike Valentine, Executive Vice President, to increase the number of client visits each can make and to reduce the physical strain of their heavy travel schedules. On August 14, 2008, the PANDI aircraft was sold by PANDI to a third party, which had the effect of terminating the lease agreement with the Company.
On December 27, 2006 the Audit Committee approved, and on February 6, 2007 the Company entered into, an Aircraft Services Agreement between Rockcreek Aviation, Inc. (the Company’s wholly-owned flight operations subsidiary) and PANDI, wherein Rockcreek Aviation provided flight operation services to PANDI with respect to PANDI’s Beechcraft BeechJet 400 aircraft. As noted above, PANDI is wholly owned by Neal Patterson and Clifford Illig, the Company’s Chairman of the Board & CEO and Vice Chairman of the Board, respectively. During 2008, the flight operations services fees paid by PANDI to the Company were $297,000. On August 14, 2008, the PANDI aircraft was sold by PANDI to a third party, which had the effect of terminating the Aircraft Services Agreement with the Company.
Certain executive officers have immediate family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Dr. David Nill, the brother of Michael R. Nill and Julia M. Wilson, executive officers of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Medical Director. Dr. Nill’s aggregate compensation for the fiscal year 2008 was $223,077. Dr. Nill’s compensation is not subject to approval by the Board of Directors. On October 24, 2008 Dr. Nill was awarded options under the Company’s Stock Option Plan G to purchase 520 shares of the Company’s Common Stock at an exercise price of $33.63 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Dr. Nill vest at various amounts over a period of five years. Michael R. Nill, the brother of Julia M. Wilson, an executive officer of the Company, is employed by the Company as Executive Vice President and Chief Engineering Officer. Mr. Nill’s aggregate compensation for the fiscal year 2008 was $600,490. His compensation has been approved by the Compensation Committee of the Board of Directors. On April 25, 2008, Mr. Nill was awarded options under the Company’s Stock Option Plan G to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $46.32 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Mr. Nill vest at various amounts over a period of five years. Julia M. Wilson, the sister of Michael R. Nill, an executive officer of the Company, is employed by the Company as Senior Vice President and Chief People Officer. Ms. Wilson’s aggregate compensation for the fiscal year 2008 was $438,087. Her compensation was approved by the Compensation Committee of the Board of Directors. On March 14, 2008, Ms. Wilson was awarded options under the Company’s Stock Option Plan G to purchase 20,000 shares of the Company’s Common Stock at an exercise price of $40.22 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Ms. Wilson vest at various amounts over a period of five years.

The Company believes that these various relationships and transactions were reasonable and in the best interests of the Company.
Policies and Procedures for Review and Approval of Transactions with Related Persons
We have established a conflict of interest policy to address instances in which an employee’s or Director’s private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our legal department, to help administer our conflicts policy and to render objective determinations regarding whether any employee’s or Director’s private interests may interfere with the interests of the Company.
Conflicts of interest are also addressed in our Code of Conduct, which is published on our Internet Web site at www.cerner.com. Any waiver of any provision of our Code of Conduct for executive officers or Directors may be made only by the Board, and will be promptly disclosed as required by law or NASDAQ rule.
We and our auditors, KPMG LLP, solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual Form 10-K and our annual Proxy Statement. These questionnaires specifically seek information pertaining to any “related person” transaction. Additionally, management informs the Board and/or its Committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware, and such items are reviewed and approved by the Audit Committee on an annual basis.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of 10% or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.
Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended January 3, 2009 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of 10% or more of our equity securities were appropriately met.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The table below sets forth information, as of March 16, 2009 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, ii) each Director and nominee for election as a Director, iii) each executive officer named in the Summary Compensation Table and iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

	Amount and Nature of	Percent of Shares
Name of Beneficial Owner	Beneficial Ownership	Outstanding
Wellington Management Company, LLP (1)	8,589,100	10.7%
Neal L. Patterson (2)	7,384,912	9.2%
Artisan Partners (3)	7,038,285	8.8%
Waddell & Reed Financial, Inc. (4)	5,401,474	6.7%
Capital Group International, Inc (5)	4,911,900	6.1%
Clifford W. Illig (6)	4,890,916	6.1%
The TCW Group, Inc. (7)	4,345,163	5.4%
Manning & Napier Advisors, Inc. (8)	4,232,823	5.3%
Earl H. Devanny, III (9)	233,330	*
Jeffrey A. Townsend	191,218	*
Marc G. Naughton	107,343	*
John C. Danforth (10)	89,440	*
Michael G. Valentine	85,583	*
Michael E. Herman (11)	82,000	*
Gerald E. Bisbee, Jr., Ph.D.	61,500	*
William B. Neaves, Ph.D. (12)	58,800	*
William D. Zollars	15,800	*
All Directors and executive officers, as a group (14 persons)	13,420,813	16.7%

*	Less than one percent.

(1)	Schedule 13G, dated February 10, 2009 and filed by Wellington Management Company, LLP (“Wellington Management”), reported shared voting power with respect to 4,427,800 shares of Common Stock and shared dispositive power with respect to 8,589,100 shares of Common Stock. The Schedule 13G filed on February 17, 2009 by Wellington also reported that Vanguard Specialized Fund — Vanguard Health Care Fund (“Vanguard”) owns more than five percent of these shares. Schedule 13G, dated February 13, 2009 and filed by Vanguard, reported sole voting power with regard to 4,100,000 shares of Common Stock. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)	Schedule 13G, dated February 17, 2009 and filed by Neal L. Patterson, reported sole voting and dispositive power with respect to 7,285,312 shares of Common Stock and shared voting and dispositive power with respect to 99,500 shares of Common Stock. The address for Mr. Patterson is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 833,173 held by Jeanne Lillig-Patterson, wife of Neal L. Patterson, as trustee for their minor children. Such number of shares excludes 43,686 shares beneficially owned by Jeanne-Lillig Patterson, which Neal L. Patterson denies beneficial ownership.

(3)	Schedule 13G, dated February 13, 2009 and filed by Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation (“Artisan Corp.”), ZFIC, Inc., Andrew A. Ziegler (“Mr. Ziegler”) and Carlene M. Ziegler (“Ms. Ziegler”), collectively (“Artisan Partners”), reported shared voting power with respect to 6,663,500 shares of Common Stock and shared dispositive power with respect to 7,038,285 shares of Common Stock. The address for Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(4)	Schedule 13G, dated February 4, 2009 and filed by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”), collectively (“Waddell & Reed Financial, Inc.”), reported sole voting and dispositive power of the following shares of Common Stock:

WDR: 5,401,474 (indirect) WRFSI: 4,520,225 (indirect) WRI: 4,520,225 (indirect) WRIMCO: 4,520,225 (direct) IICO: 881,249 (direct)

The address for Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(5)	Schedule 13G, dated February 12, 2009 and filed by Capital Group International, Inc., reported sole voting power with respect to 4,177,270 shares of Common Stock and sole dispositive power with respect to 4,911,900 shares of Common Stock. The Schedule 13G filed by Capital Group International, Inc., which is the parent holding company of a group of investment management companies, also reported that Capital Guardian Trust Company has sole voting power with respect to 3,787,970 shares of Common Stock and sole dispositive power with respect to 4,450,900 shares of Common Stock. The address for Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(6)	Schedule 13G, dated February 17, 2009 and filed by Clifford L. Illig, reported sole voting and dispositive power with respect to 4,808,338 shares of Common Stock and shared voting and dispositive power with respect to 82,578 shares of Common Stock. The address for Mr. Illig is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 391,334 shares held in trust for minor children with Bonnie A. Illig, wife of Clifford W. Illig, serving as trustee.

(7)	Schedule 13G, dated February 9, 2009 and filed by The TCW Group, Inc., on behalf of the TCW Business Unit, reported shared voting power with respect to 3,147,826 shares of Common Stock and shared dispositive power with respect to 4,345,163 shares of Common Stock. The address for TCW Group Inc. is 865 South Figueroa Street, Los Angeles, California 90017.

(8)	Schedule 13G, dated February 12, 2009 and filed by Manning & Napier Advisors, Inc., reported sole voting power with respect to 3,508,323 shares of Common Stock and sole dispositive power with respect to 4,232,823 shares of Common Stock. The address for Manning & Napier Advisors, Inc. is 290 Woodcliff Drive, Fairport, New York 14450.

(9)	Includes 10,000 options of Common Stock to vest within 60 days of March 16, 2009. The address for Mr. Devanny is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(10)	Includes 860 shares held with spouse of John C. Danforth, in Joint Tenancy with Right of Survivorship. The address for Mr. Danforth is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(11)	Excludes 1,800 shares held by Karen Herman, wife of Michael Herman, as to which Mr. Herman disclaims beneficial ownership. The address for Mr. Herman is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(12)	Includes 18,800 shares held with Priscilla Neaves, wife of William B. Neaves, in Joint Tenancy with Right of Survivorship. The address for Mr. Neaves is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.
FINANCIAL STATEMENTS
Our Annual Report to Shareholders for the fiscal year ended January 3, 2009 is enclosed with this Proxy Statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are two Director nominees for election to the Board this year. Clifford W. Illig and William B. Neaves, Ph.D. are Class II Directors and have served continuously on our Board since 1980 and 2001, respectively. The Board has nominated Mr. Illig and Dr. Neaves for re-election. Unless otherwise instructed, the persons named as proxies will vote for the election of Mr. Illig and Dr. Neaves. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.
We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each Director nominee is set forth above, along with information about other members of our Board.
The Company’s Board of Directors unanimously recommends
a vote FOR election of the nominees

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm during the year ended January 3, 2009 was KPMG LLP. KPMG has audited our financial statements since 1983.
Audit and Non-Audit Fees
   Audit Fees. Fees paid or payable to KPMG totaled $1,492,636 and $1,259,370 for professional services rendered for the audit of our consolidated financial statements for the years ended January 3, 2009 and December 29, 2007, its reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q, and for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements for the years ended January 3, 2009 and December 29, 2007, respectively. Additionally, KPMG billed us an aggregate of $49,000 and $97,500 for professional services rendered for audits of foreign subsidiaries in support of statutory reporting requirements for the years ended January 3, 2009 and December 29, 2007, respectively.
   Audit-Related Fees. There were no audit-related fees paid to KPMG for the years ended January 3, 2009 and December 29, 2007.
   Tax Fees. KPMG billed us an aggregate of $424,000 and $212,101 for tax services for the years ended January 3, 2009 and December 29, 2007, respectively, including fees for services relating to tax consultation and tax compliance services.
   All Other Fees. There were no other fees paid to KPMG for the years ended January 3, 2009 and December 29, 2007.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2008 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s full-time, permanent employees.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2009 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, issuances of consents related to SEC filings and certain tax compliance services.
PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained the firm of KPMG LLP as our independent registered public accounting firm for fiscal year 2009, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the Annual Shareholders’ Meeting, have the opportunity to make a statement and be available to answer questions.
The Company’s Board of Directors unanimously recommends
a vote FOR the ratification of the appointment of KPMG LLP
as our independent registered public accounting firm for fiscal year 2009

SHAREHOLDER PROPOSALS
You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 18, 2009. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
2800 Rockcreek Parkway,
North Kansas City, Missouri 64117
For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must provide the information required by the Company’s Bylaws and give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between:
•	the close of business on January 11, 2010; and

•	the close of business on February 21, 2010, unless,
the date of the shareholder meeting is moved more than thirty (30) days before or after May 11, 2010 (the second Tuesday in May as set forth in the Bylaws), then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.
You may propose director candidates for consideration by the Board’s Nominating, Governance & Public Policy Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above.
In addition, the Company’s Bylaws permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver the information required by the Company’s Bylaws. A shareholder may send a proposed director candidate’s name and information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the annual meeting.
To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on January 11, 2010 and the close of business on February 21, 2010, unless the date of the shareholder meeting is moved more than thirty (30) days before or after May 11, 2010 (the second Tuesday in May as set forth in the Bylaws), then the nomination must be received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.
You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company’s Bylaws also are available on the Company’s website at www.cerner.com. Shareholders should note that the procedures and information required from shareholders who wish to submit proposals or nominations not intended to be included in the Company’s proxy statement under Rule 14a-8 have changed effective September 16, 2008, with the adoption of the Company’s Amended and Restated Bylaws.

OTHER MATTERS
We know of no other matters to be brought before the Annual Shareholders’ Meeting. If any other matter properly comes before the Annual Shareholders’ Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares represented by the proxies as the Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS,
Randy D. Sims
Secretary
North Kansas City, Missouri
April 17, 2009

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2009 Annual Shareholders’ Meeting: Electronic Voting Instructions
The Annual Shareholders’ Meeting of Cerner Corporation (the “Company”) will be held at 10:00 a.m., local time, on May 22, 2009. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.
Please read the following information carefully.
As a participant in the Cerner Corporation Foundations Retirement Plan, you are entitled to instruct Fidelity (the “Trustee”) to vote the shares of Common Stock of the Company held by you under the Plan as of March 27, 2009. As of March 27, 2009 your Plan account reflected 123,456,789,012.000000 shares of Common Stock.
The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an Associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.
There are two items for which you may vote: (i) the election of two director nominees to serve for a three-year term; and, (ii) the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2009.
Details about each of these items are provided in the 2009 Proxy Statement. The Board of Directors recommends that you vote “for” these items.
CONTROL NUMBER: 012345678901
You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.
http://www.proxyvote.com/0012345678901
To access Proxy Vote, you will need the above CONTROL NUMBER and a four digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m., EDT, May 21, 2009.
The 2008 Annual Report and 2009 Proxy Statement can be found at the following Internet site:

http://www.cerner.com/public/cerner_f2.asp?id=30728
The Company’s 2008 Annual Report and its 2009 Proxy Statement may also be provided, at the participant’s request, in hard copy form. To receive a paper copy of the Company’s 2008 Annual Report and its 2009 Proxy Statement, please contact Joette Krier at (816) 201-1029.
Once you submit your votes the process is complete and your votes will remain confidential.
This message and any attachments are intended only for the use of the addressee and may contain information that is privileged and confidential. If the reader of the message is not the intended recipient or an authorized representative of the intended recipient, you are hereby notified that any dissemination of this communication is strictly prohibited. If you have received this communication in error, please notify us immediately by e-mail and delete the message and any attachments from your system.

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MO 64117
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Cerner Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:
	☐	☐	☐

1.	ELECTION OF DIRECTORS
Nominees:
01 Clifford W Illig 02 William B Neaves, Ph.D.

The Board of Directors recommends you vote FOR the following proposal (s):		For	Against	Abstain

2	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2009.	☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR proposals 1 and 2. In their discretion the appointed proxies are to vote upon such other business as may properly come before the meeting which the Board of Directors does not have knowledge of a reasonable period of time before the solicitation of this Proxy.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K, Notice and Proxy Statement is/are available at www.proxyvote.com.

CERNER CORPORATION This Proxy is Solicited by the Board of Directors of Cerner Corporation.
This Proxy is for the 2009 Annual Shareholders’ Meeting of Cerner Corporation, a Delaware corporation, to be held May 22, 2009, at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.
The undersigned hereby appoints Clifford W. Illig and Neal L. Patterson, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of Common Stock which the undersigned is entitled to vote at the 2009 Annual Shareholders’ Meeting of Cerner Corporation to be held on May 22, 2009, and at any adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth. The undersigned hereby acknowledges receipt of the Notice of Annual Shareholders’ Meeting, Proxy Statement, dated April 17, 2009, and the 2008 Annual Report to Shareholders.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE